Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221059

Prospectus Supplement No. 1

(to Prospectus dated December 5, 2017)

REED’S, INC.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 8,000,000 UNITS

This prospectus supplement no. 1 supplements the prospectus dated December 5, 2017, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-221059), relating to the distribution of non-transferable subscription rights to purchase up to an aggregate of 8,000,000 units. Each unit consists of one share of common stock and 1/2 of a warrant. Each whole warrant will be exercisable for one share of our common stock. In the rights offering, you will receive one subscription right for every share of common stock owned at 5:00 p.m., Eastern Time, on December 1, 2017, the record date of the rights offering.

We are filing this prospectus supplement to clarify and supplement the information included or incorporated by reference in the prospectus dated December 5, 2017, as follows:

We do not intend to list the warrants on the NYSE American or any of the OTC Markets. Any statements in the prospectus that “no trading market in the warrants will develop” is hereby stricken and replaced with a “we do not intend to list the warrants on the NYSE American or any of the OTC Markets”.

This prospectus supplement should be read in conjunction with the prospectus dated December 5, 2017 and may not be delivered or utilized without the prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for shares of our units involves a high degree of risk. See “Risk Factors” beginning on page 17 of the prospectus as well as the risk factors and other information in any documents we incorporate by reference into the prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2017.